CONDITIONAL ACQUISITION AGREEMENT


     This Agreement dated this 28th day of June, 1996 by and between Natural Way Technologies, Inc. (hereinafter "Natural Way"), the shareholders of China Food and Beverage Industrial Company Limited (hereinafter "Shareholders") and China Food and Beverage Industrial Company Limited (hereinafter "Food and Beverage").

                                  RECITALS

     WHEREAS, Natural Way is interested in acquiring all of the issued and outstanding shares of Food and Beverage;

     WHEREAS, the Shareholders are desirous of selling their shares to Natural Way;

     WHEREAS, prior to any acquisition, the requisite due diligence must be completed and the necessary terms and conditions negotiated, and;

     WHEREAS, the parties are desirous of having such due diligence commence so that the terms and conditions can be negotiated and the transaction finalized;

     NOW THEREFORE, in consideration of the foregoing, the adequacy which is hereby acknowledged, the parties hereto covenant and agrees as follows:

     1. Natural Way agrees to deposit with Food and Beverage the sum of $1,400,000 (U.S.) as a refundable deposit. This deposit is refundable should Natural Way, upon completion of its due diligence or the issuance of the Arthur Andersen & Co. report determine that it is not in its best interest to make this acquisition.

     2. The Shareholders hereby grant to Natural Way the unconditional right to acquire not less than 50% of the shares of Food and Beverage at a
































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         price/earnings ratio not to exceed eight times earnings for the fiscal year ended prior to the year of acquisition. This right shall run from the date of deposit of the funds specified in Paragraph 1 the later of to a date two months from the date Natural Way completes its due diligence or the receipt of an audit report on Food and Beverage from Arthur Andersen & Co.

     3. Food and Beverage consents and hereby appoints Arthur Andersen & Co. to examine its books and records for the previous three fiscal years and the current years and to prepare a report thereon.

     4. In the event Natural Way exercises its option to acquire a minimum of 50% of the issued and outstanding shares (or such similar equity arrangement), the deposit of $1,400,000 shall be applied toward the purchase price and any balance owing for such purchase shall be paid at closing.

     5. The parties agree that should the option to purchase a minimum of fifty percent of the shares of Food and Beverage been exercised a formal acquisition document shall be executed containing such terms and conditions as are normal and customary for a share acquisition of a corporation.

     6. This Agreement may not be assigned by either party without the written consent of both parties.

     7. This Agreement constitutes the entire agreement between the parties and may not be altered, except in writing, signed by all parties hereto.


              NATURAL WAY TECHNOLOGIES, INC.

              By:
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              Its:
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               SHAREHOLDERS OF CHINA FOOD AND BEVERAGE CO. LTD.


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               CHINA FOOD AND BEVERAGE COMPANY LIMITED


               By:
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               Its:
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